Exhibit 99.1

ACME UNITED CORPORATION              NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE April 19, 2013

ACME UNITED CORPORATION REPORTS 19% INCREASE IN NET INCOME FOR FIRST QUARTER

FAIRFIELD, CONN. – April 19, 2013 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the quarter ended March 31, 2013 were $17.7 million, compared to $16.9 million in the first quarter of 2012, an increase of 5%.

Net income was $309,000 or $.10 per diluted share for the quarter ended March 31, 2013 compared to $260,000 or $.08 per diluted share for the comparable period last year, an increase of 19% in net income and 25% in earnings per share.

Net sales for the first quarter of 2013 in the U.S. segment increased 12% compared to the same period in 2012 mainly due to higher sales of  Camillus knives and the acquisition of  the C-Thru Ruler  Company. Net sales in Canada in the first quarter of 2013 decreased 2% in both U.S. dollars and local currency compared to the same period in 2012.  European net sales in the first quarter of 2013 decreased 31% in both U.S. dollars and local currency compared to the first quarter of 2012 primarily due to the bankruptcy and liquidation of a large customer in the second quarter of 2012.

Gross margins were 36% in the first quarter of 2013 compared to 35% in the first quarter of 2012.  The higher gross margin in the first quarter of 2013 was mainly due to customer and product mix.

Walter C. Johnsen, Chairman and CEO said, “During the quarter, we benefited from successful new product introductions in the Westcott and Camillus families, favorable product mix, and operating leverage.  We are particularly excited about the prospects of several new product families currently in test markets, and the recently announced garden tool launch in conjunction with ScottsMiracle-Gro.”

The Company’s bank debt less cash on March 31, 2013 was $15.5 million compared to $12.8 million on March 31, 2012.  On June 7, 2012, the Company paid approximately $1.5 million for certain assets of the C-Thru Ruler Company. Additionally, during the 12 month period ended March 31, 2013, Acme paid approximately $ 0.9 million in dividends on its common stock.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and first aid products to the school, home, office, hardware and industrial markets.  Its leading brands include Westcott®, Clauss®, Camillus® PhysiciansCare ® and Pac-Kit ®.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) changes in the Company’s plans, strategies, objectives, expectations and intentions,  which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the company (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
FIRST QUARTER REPORT 2013
(unaudited)

	Quarter Ended	Quarter Ended
Amounts in 000's except per share data	March 31, 2013	March 31, 2012

Net sales	$17,651	$16,878
Cost of goods sold	11,224	10,934
Gross profit	6,427	5,944
Selling, general, and administrative expenses	5,914	5,486
Income from operations	513	458
Interest expense, net	69	56
Other expense (income), net	3	42
Pre-tax income	441	360
Income tax expense	132	100
Net income	$309	$260

Shares outstanding - Basic	3,132	3,129
Shares outstanding - Diluted	3,213	3,131

Earnings per share - basic	$0.10	$0.08
Earnings per share - diluted	0.10	0.08

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
FIRST QUARTER REPORT 2013
(Unaudited)

Amounts in $000's

	March 31, 2013	March 31, 2012
Assets
Current assets:
Cash	$8,941	$4,078
Accounts receivable, net	14,902	14,689
Inventories	30,450	23,634
Prepaid and other current assets	1,918	1,926
Total current assets	56,212	44,327

Property and equipment, net	2,278	2,400
Long term receivable	1,685	1,750
Intangible assets, less amortization	4,200	3,264
Other assets	1,119	1,143
Total assets	$65,494	$52,885

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$4,842	$3,541
Other current liabilities	4,336	3,437
Total current liabilities	9,178	6,978

Long-term debt	24,452	16,920
Other non-current liabilities	963	1,207
Total liabilities	34,592	25,105
Total stockholders' equity	30,902	27,780
Total liabilities and stockholders' equity	$65,494	$52,885